Press Release	Source: Innovative Card Technologies

eMue Technologies Signs Agreement with Innovative Card Technologies for Development of a Specialized OTP DisplayCard

Monday June 19, 8:00 am ET

LOS ANGELES--(BUSINESS WIRE)--June 19, 2006--Innovative Card Technologies (OTCBB:INVC - News):
•  The Australian company, in which Deloitte Touche Tohmatsu Australia has recently acquired an interest, will be combining its unique mutual authentication process with Innovative Card Technologies' secure OTP DisplayCard

Innovative Card Technologies (OTCBB:INVC - News), developers of the breakthrough one-time-password (OTP) DisplayCard for secure online transactions, today announces the signing of an agreement with eMue Technologies ("eMue") of Australia. The agreement calls for Innovative Card Technologies to develop a specialized version of its OTP DisplayCard for the company.

eMue Technologies has developed a unique mutual authentication solution that mitigates identity fraud across multiple business channels, including the internet and telephone, in addition to providing stronger authentication for online transactions. Innovative Card Technologies' ISO-compliant DisplayCard enables cardholders to generate and display a dynamic passcode for one-time use, proving the presence of the card for dual-factor authentication.

"After comparing existing technologies and companies, eMue felt that Innovative Card Technologies has the expertise to develop the specialized DisplayCard," said Brendan McKeegan, CEO of eMue. "The combination of Innovative Card Technologies' DisplayCard and eMue's mutual authentication process provides an unparalleled solution for end users: a multi-factor authentication product in the compact size and thin width of a credit card."

Upon successful completion of the development agreement, Innovative Card Technologies will manufacture the specialized DisplayCard exclusively for eMue.

"We are thrilled that eMue, a company in which Deloitte Touche Tohmatsu Australia has recently acquired an interest, determined after extensive research that our one-time-password DisplayCard was the ideal vehicle for its exciting new mutual authentication solution," said John A. Ward, III, chairman of Innovative Card Technologies. "Innovative Card Technologies looks forward to developing this version of the OTP DisplayCard, and to eMue bringing this specialized DisplayCard to market."

About eMue

eMue Technologies is a privately held Australian company that specializes in end-to-end authentication solutions for both private and federated networks. Recently, Deloitte Touche Tohmatsu Australia acquired an interest in the company to assist with the global rollout of eMue's mutual authentication technology. For more information, please contact Brendan McKeegan at brendan.mckeegan@emue.com.au.

About Innovative Card Technologies

Innovative Card Technologies (OTCBB:INVC - News) develops breakthrough online security solutions. Its one-time-password (OTP) DisplayCard is powered by its proprietary Power Inlay Technology. This technology enables a wafer-thin chip, battery, circuit and switch to generate a dynamic OTP in a standard credit-card form factor. www.incardtech.com

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. The Innovative Card Technologies, Inc. refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.

Contact:
for Innovative Card Technologies
Media Relations:
20-80 PR
Susan Roush, 818-222-8330
susan_roush@20-80PR.com
or
Investor Relations:
Jose Castaneda, 720-733-0052
ir@incardtech.com